As filed with the Securities and Exchange Commission on December 30, 1997
                                                                Registration No.
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                           UNIGENE LABORATORIES, INC.
             (Exact name of Registrant as specified in its charter)



           Delaware                                             22-2328609
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)


                              110 Little Falls Road
                           Fairfield, New Jersey 07004
                                 (973) 882-0860
                   (Address, including zip code, and telephone
                         number, including area code, of
                    Registrant's principal executive offices)


                            Warren P. Levy, President
                           Unigene Laboratories, Inc.
                              110 Little Falls Road
                           Fairfield, New Jersey 07004
                                 (973) 882-0860
              (Name, address, including zip code, telephone number,
                   including area code, of agent for service)


                                    Copy to:
                            D. Michael Lefever, Esq.
                               Covington & Burling
                   P.O. Box 7566, 1201 Pennsylvania Ave., N.W.
                           Washington, D.C. 20044-7566

          Approximate date of commencement of proposed sale to public:
     From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box. [   ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. | X |

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offer. [   ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number on the earlier effective registration
statement for the same offering. [   ]

         If delivery of the  prospectus  is expected to be made pursuant to Rule
434, please check the following box. [   ]

                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                            Amount to be        Proposed maximum           Proposed maximum           Amount of
  Title of each class of securities to       registered        offering price per         aggregate offering      registration fee
              be registered                                         share(1)                   price(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.01 par value)                  490,000               $2.344                   $1,148,560                $339
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee, in accordance with Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and low prices per share of Common Stock of the Registrant on December 24, 1997 as reported on the Nasdaq National Market.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



Prospectus                                                 Subject to Completion
                                                             December 30, 1997


                           UNIGENE LABORATORIES, INC.

                                 490,000 Shares
                                       of
                                  Common Stock
                           (par value $.01 per share)

                                 ---------------

                  This Prospectus relates to the resale of 490,000 shares of common stock, par value $.01 per share (the "Common Stock"), of Unigene Laboratories, Inc., a Delaware corporation (the "Company"), issued by the Company to certain entities identified herein (the "Selling Shareholders") in connection with a private transaction completed by the Company in February 1997. See "Selling Shareholders." All of the shares offered hereby will be offered and sold by the Selling Shareholders. The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby.

                  The Common Stock is listed on the Nasdaq National Market under the symbol UGNE. On December 24, 1997, the last sale price of the Common Stock, as reported on the Nasdaq National Market, was $2.50 per share.

                  The Common Stock may be offered from time to time by the Selling Shareholders to or through brokers, dealers or other agents or directly to other purchasers in one or more market transactions, in one or more private transactions or in a combination of such methods of sale, at prices then prevailing, at prices related to such prices, or at negotiated prices. In effecting sales, brokers, dealers or other agents engaged by the Selling Shareholders may arrange for other brokers, dealers or agents to participate. Such brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act.

                  Certain costs, expenses and fees in connection with the registration of the Common Stock will be borne by the Company. Commissions, discounts and transfer taxes, if any, attributable to the sales of the Common Stock will be borne by the Selling Shareholders.

           INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH
                  DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 3.

                                 ---------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


                     The date of this Prospectus is , 1997.

NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and the public reference facilities located at the regional offices of the Commission at the following addresses:
New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information may also be obtained from the web site the Commission maintains at http://www.sec.gov.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act with respect to the Common Stock being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, and to the exhibits incorporated therein by reference or filed as a part thereof. Any statements contained herein concerning the provisions of any such exhibits are not necessarily complete and, in each instance, reference is made to the copy of such exhibit filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

                  1. The Annual Report of the Company on Form 10-K for the year ended December 31, 1996.

                  2. The Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 1997.

                  3. The Quarterly Report of the Company on Form 10-Q for the quarter ended June 30, 1997.

                  4. The Quarterly Report of the Company on Form 10-Q for the quarter ended September 30, 1997.

                  5. A Current Report of the Company on Form 8-K dated June 30, 1997.

                  6. A Current Report of the Company on Form 8-K dated July 15, 1997.

                  7. The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A, filed with the Commission on August 4, 1987.

         All documents filed by the Company pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offerings to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded by this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide, without charge, copies of all documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents) to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered upon the written or oral request of such person made to: William Steinhauer, Controller, 110 Little Falls Road, Fairfield, New Jersey 07004 (telephone number (973) 882-0860).

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements in this Prospectus under the captions "Risk Factors" and "The Company" constitute "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or activities of the Company, or industry results, to be materially different from any future results, performance or activities expressed or implied by such forward-looking statements. Such factors include: general economic and business conditions, the financial condition of the Company, competition, the Company's dependence on other companies to commercialize, manufacture and sell products using the

Company's technologies, the uncertainty of results of preclinical and clinical testing, the risk of product liability and liability for human clinical trials, the Company's dependence on patents and other proprietary rights, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, the failure to obtain regulatory approvals of the Company's products and other factors discussed in this Prospectus. See "Risk Factors."

                                  RISK FACTORS

         Prospective investors should consider carefully the following factors concerning the Company and its business before purchasing securities offered by this Prospectus. Certain statements under this caption constitute "forward-looking statements" under the Reform Act. See "Special Note Regarding Forward-Looking Statements."

         History of Losses; Auditors' Report - Going Concern Considerations. The Company has incurred annual operating losses since its inception and, as a result, at September 30, 1997, had an accumulated deficit of $51.5 million. The auditors' report for the fiscal year ended December 31, 1996 contained an explanatory paragraph indicating there is substantial doubt about the Company's ability to continue as a going concern.

         Management believes that the Company has sufficient financial resources to sustain its operations at the current level through the first quarter of 1998. The Company will require additional funds to ensure continued operations beyond that time. In July 1997, the Company entered into a license agreement with Warner-Lambert Company for oral Calcitonin pursuant to which the Company received payments of $6 million, consisting of a $3 million initial license fee and a $3 million equity investment by Warner-Lambert. Under the terms of the license agreement, the Company is eligible receive up to an additional $48.5 million in milestone payments if specified milestones are achieved. If the product is successfully commercialized, the Company also would receive revenue from the sale of raw material to Warner-Lambert and royalties on product sales by Warner-Lambert and its affiliates. See "The Company." Management currently believes that the various milestones can be achieved on a timely basis, thereby providing the necessary funds for continued operations and precluding the need for outside financing of the Company's operations in the near term. In the event that such milestones are not achieved or achievement is delayed, the Company would be required to enter into additional marketing, joint venture or licensing agreements, or obtain funds from other sources (which might include a debt or equity financing) to provide adequate funding for continued operations. There is no assurance that the milestones in the Warner-Lambert agreement will be achieved, that any other revenue-generating agreements will be entered into, or that adequate financing could be obtained on terms satisfactory to the Company. Management believes that satisfying the Company's long-term liquidity requirements will require the successful commercialization of the product licensed to Warner-Lambert or one of its other Calcitonin products. However, there can be no assurance that there will be sufficient acceptance of the Company's products in the marketplace for successful commercialization.

         Transition  to  Production;  Possibility  of  Delays  or  Inability  to
Manufacture  and  Market  Products.   The  Company  is  currently  undergoing  a
transition from its historical research orientation toward a business with a pharmaceutical production focus. Accordingly, the Company is likely to incur the problems, delays, expenses and difficulties typically encountered by enterprises in the Company's stage of transition, many of which may be beyond the Company's control.

         No product of the Company has been commercialized for human pharmaceutical use. The commercial manufacture and sale of any such product will require the approval of the U.S. Food and Drug Administration ("FDA") and
comparable regulatory authorities outside of the United States. See "Risk Factors - Government Regulation." There can be no assurance that the necessary clinical testing will be successful or that the clinical results will be adequate to support regulatory submissions. Furthermore, there can be no assurance that the Company's products will be demonstrated to be safe and effective or that they will be approved by the appropriate regulatory authorities. Even if any such products are approved, there is no assurance that they can be manufactured in commercial quantities at reasonable costs. Due to the Company's limited clinical, manufacturing and regulatory experience and the absence of a marketing organization, it likely will be necessary for the Company to rely on sponsors or other parties to perform such tasks for the commercialization of pharmaceutical-grade products. See "Risk Factors - Dependence on Large Pharmaceutical Companies."

         Expanded consumer acceptance of Calcitonin pharmaceutical products will depend on the development of a consumer-accepted delivery system. The Company and others are conducting research on new delivery systems for Calcitonin including oral technology. There can be no assurance that the Company has developed or will develop a suitable oral delivery system or that governmental approval of any such delivery system will be obtained. There can also be no assurance that others will not develop oral or other delivery systems that could compete with or surpass any oral delivery system developed by the Company. There are synthetic salmon Calcitonin products as well as non-Calcitonin products currently being marketed for osteoporosis treatment or in development that will compete with the Company's Calcitonin products. See "Risk Factors-Technological Change and Competition."

         There can be no assurance that the Company will have sufficient financial resources to fund its operations until such time as it is able to generate revenues that are sufficient to sustain its operations. See "Risk Factors - History of Losses; Auditors' Report - Going Concern Considerations."

         Production Facility. During 1994, the Company completed construction of a facility for the production of pharmaceutical-grade Calcitonin and other peptide hormones. The Company is the lessee of this facility under a 10-year lease that began in February 1994. The Company has two 10-year renewal options as well as an option to purchase the facility. The Company is undertaking steps to secure approval of the facility by various regulatory agencies, including the FDA, which would allow it to manufacture Calcitonin for human pharmaceutical use. The facility has begun producing Calcitonin in accordance with current Good Manufacturing Practice ("cGMP") regulations, but there is no assurance that the facility will be approved by such agencies. See "Risk Factors - Government Regulation." Furthermore, there can be no assurance that the facility will be able to achieve its production goals, that production at this facility will be profitable to the Company, that others will not develop processes and products superior to, or otherwise precluding the Company from commercial utilization of this facility, that there will be a market for the Company's products produced by the facility, or that sufficient funds will be available for the Company to produce and market its products from the facility. In addition, the successful commercialization of a Calcitonin product will require the Company to incur additional expenditures to expand or upgrade the Company's manufacturing operations to satisfy its supply obligations under the Warner-Lambert license agreement. See "Risk Factors - Dependence on Large Pharmaceutical Companies." However, neither the cost or timing of such capital expenditures are determinable at this time.

         Dependence on Large Pharmaceutical Companies. The Company has been and expects to continue to be dependent on large pharmaceutical companies for revenues from sales of product, research sponsorship, joint ventures and licensing arrangements. In July 1997, the Company entered into an agreement under which it granted to the Parke-Davis division of Warner-Lambert Company a worldwide license to use the Company's oral Calcitonin technology. See "The Company." The Company has retained the right to license the use of its technologies for injectable and nasal formulations of Calcitonin on a worldwide basis. There is no assurance that the Company will achieve the milestones under the Warner- Lambert agreement or that the Company will be successful in its efforts to enter into new research or licensing agreements or other revenue producing arrangements.

         In June 1995, the Company entered into a joint venture agreement, effective as of March 1996, with the Qingdao General Pharmaceutical Company and its Huanghai factory for the production and marketing of Calcitonin in China. Under the agreement, the Chinese partners will finance the project, including the construction and operation of a dedicated manufacturing facility in China which will utilize the nonproprietary aspects of the Company's production technology. The Company will provide the joint venture with technology and training as well as the Company's proprietary enzyme at a discounted price. The Company will receive a combination of fixed fees and annual royalties based upon sales of the end product. This joint venture contributed $300,000 to 1996 revenues. It is uncertain whether any additional revenues will be recognized or received in connection with this joint venture.

         Risks of International Operations. The Company's potential major customers, partners and licensees include foreign companies or companies with significant international business. The business operations of such companies and their ability to pay license fees, royalties and other amounts due and otherwise to perform their obligations to the Company under agreements with the Company may be subject to approval or regulation by foreign governments. There can be no assurance that required approvals will be received. The failure to receive required approvals, governmental regulations and other risks, including political and foreign currency risks, could affect the ability of the Company to earn or receive payments pursuant to such agreements and, in such event, may have a material adverse effect on the Company's future operations.

         Technological Change and Competition. The Company has concentrated most of its efforts on one product - Calcitonin for the treatment of osteoporosis. The market for the treatment of osteoporosis is subject to rapid, unpredictable and significant technological change. Competition from specialized biotechnology companies, major pharmaceutical and chemical companies and universities and research institutions is intense. Most of the competitors of the Company have substantially greater financial and other resources than does the Company. There can be no assurance that developments by others, including alternative production methods and new delivery systems for Calcitonin as well as other osteoporosis treatments, will not render the Company's technologies and products derived therefrom obsolete or noncompetitive.

         Product Liability. Product liability claims relating to the Company's technology or products may be asserted against the Company. There can be no assurance that the Company would have sufficient resources to defend against or satisfy any such claims. Although the Company has product liability insurance coverage in place, product liability or other judgments against the Company in excess of insurance limits could have a material adverse effect upon the Company's business and financial condition.

         Patents and Proprietary Technology. The Company has filed applications for U.S. patents relating to proprietary amidation and immunization processes and to an oral Calcitonin formulation invented in the course of its research activities. To date, the following two patents have issued: Immunization By Immunogenic Implant, a process patent, and Alpha-Amidation Enzyme, a process and product patent. Other applications are pending. Filings related to the amidation process have also been made in selected foreign countries and numerous such foreign patents have issued. There can be no assurance that any of the Company's pending applications will issue as patents or that the Company's issued patents will provide the Company with significant competitive advantages. Furthermore, there can be no assurance that competitors will not independently develop or obtain similar or superior technologies. Although the Company believes its patents and patent applications are valid, the invalidation of its Alpha-Amidation Enzyme patent or the failure of certain of its pending applications to issue as patents could have a material adverse effect upon the Company's business. Although one patent application currently is the subject of an interference proceeding, the Company does not believe that an adverse ruling would have a material adverse effect on the business of the Company or its prospects. Difficulties in detecting and proving infringement are generally greater with process patents than with product patents. In addition, the value of a process patent may be reduced if the products that can be produced using such process have been patented by others. Under such circumstances, the cooperation of these patent holders or their sublicensees would be needed for the commercialization of the aforementioned patented products in countries where these companies hold valid patents.

         In some cases, the Company relies on trade secrets to protect its inventions. It is the policy of the Company to include in all research contracts, joint development agreements and consulting relationships that provide access to the Company's trade secrets and other know-how confidentiality obligations binding on the parties involved. However, there can be no assurance that these secrecy obligations will not be breached to the detriment of the Company. To the extent sponsors, consultants or other third parties apply technological information independently developed by them or by others to Company projects, disputes may arise as to the proprietary rights to such information which may not be resolved in favor of the Company.

         Government Regulation. The laboratory research and production activities of the Company and its sponsors, collaborators and licensees, and the processes and products which may be developed by them and the Company's production facility, are subject to significant regulation by numerous federal, state, local and foreign governmental authorities. In addition to obtaining the approval of the production facility by the FDA and other regulatory agencies, it is necessary to obtain the approval by such agencies of the Calcitonin to be produced in the facility for human use . See "The Company." The regulatory approval process for a pharmaceutical product may take a number of years and requires substantial resources. There can be no assurance that regulatory approval will be obtained for the production facility or for any of the Company's products or that such approvals will be obtained in a timely manner. The inability to obtain, or delays in obtaining, such approvals would adversely affect the Company's ability to continue to fund its programs, produce marketable products, or receive revenue from product sales or royalties. Furthermore, the extent of any adverse governmental regulation that may arise from future legislative and administrative action cannot be predicted.

         The Company's production facility may, from time to time, be audited by the FDA or other regulatory agencies to ensure that it is operating in compliance with cGMP guidelines which require that the production operation be conducted in strict compliance with, among other things, the Company's written protocols for reagent qualification, process execution, data recording, instrument calibration and quality monitoring. Such agencies are empowered to suspend production operations and/or product sales if, in their opinion, significant and/or repeated deviations from these protocols have occurred. Such a suspension could have a material adverse impact on the Company's future operations.

         Dependence on Key Executives. Drs. Warren and Ronald Levy have been the principal executive officers of the Company since its inception. The Company relies on them for their leadership and scientific direction. Neither Dr. Warren Levy nor Dr. Ronald Levy has an employment agreement with the Company. Each of them has entered into an agreement with the Company providing that he shall not engage in any other employment or business for the period of his employment with the Company. At the present time, the loss of the services of either of these individuals could have a material adverse impact on the Company's business.

         Attraction and Retention of Key Personnel. The Company's ability to obtain required governmental approvals, produce its products, obtain research contracts and develop new technologies will depend in part on its ability to attract and retain highly qualified scientific personnel. Competition for such personnel is intense. There can be no assurance that the Company will be able to attract and retain such personnel.

         Shares Eligible For Future Sale; Outstanding Convertible Securities, Warrants And Options. In addition to the 490,000 shares of Common Stock to which this Prospectus relates, as of November 30, 1997, there are approximately 214,000 shares of Common Stock that are issuable upon conversion of the Company's outstanding 10% convertible debentures; approximately 449,000 shares of Common Stock issuable upon conversion of the Company's outstanding 9.5% convertible debentures; approximately 2,661,000 shares of Common Stock issuable upon exercise of outstanding warrants at exercise prices ranging from $1.375 to $3.50 per share; and approximately 1,317,000 shares of Common Stock issuable upon exercise of options exercisable at prices ranging from $1.00 to $4.5625 per share. The Company may issue additional convertible securities, options, warrants and shares in the future. Transactions by the Company, or the occurrence of certain other future events, may require adjustment of the exercise or conversion price and other terms of the Company's convertible securities, options and warrants including, in some circumstances, an increase in the number of shares issuable thereunder.

         The Company cannot predict the effect that market sales of the Common Stock issuable upon the conversion of such convertible securities or the exercise of such options or warrants will have on the market price of the Common Stock prevailing from time to time, although it is possible that sales of a large number of securities would depress the market price. The Company also cannot predict the adverse effect, if any, that the existence of such convertible securities, options and warrants would have on the ability of the Company to obtain additional capital or the terms and conditions thereof.

         Possible Volatility of Securities Prices. The market prices of the Company's securities may be highly volatile. Factors such as announcements by the Company or others of technological innovations, regulatory matters, new or existing products or procedures, proposed government regulations, developments or disputes relating to agreements, patents or proprietary rights, and public concern over the safety of activities or products may have a significant impact on the market price of the Company's securities. In addition, future sales of shares of Common Stock by shareholders and by the holders of convertible securities, warrants and options could have an adverse effect on the prices of the Company's securities. See "Risk Factors - Shares Eligible for Future Sale; Outstanding Convertible Securities, Warrants and Options."

         Voting Control. Warren P. Levy, Ronald S. Levy and Jay Levy, founders of the Company, beneficially own approximately 11% of the outstanding Common Stock (assuming that outstanding convertible securities, warrants and options held by others are not converted or exercised) and, thus, effectively they may have the ability to elect the entire Board of Directors and control the affairs of the Company.

         Dividends. The Company has not paid any cash dividends on its Common Stock since its inception and anticipates that, for the foreseeable future, it will not pay any cash dividends.

         Limitation of Marketability of Company Securities. The Common Stock currently is traded on the Nasdaq National Market. In order for the Common Stock to continue to qualify for inclusion on the Nasdaq National Market, among other requirements, the Company must have net tangible assets of at least $4.0 million. As of October 31, 1997 the amount of the Company's net tangible assets was approximately $11.3 million. However, if the Company in the future is unable to maintain compliance with the Nasdaq National Market listing requirements, the Common Stock could be removed from trading on the Nasdaq National Market. If the Company fails to meet the requirements for trading on the Nasdaq National Market and does not otherwise qualify for inclusion in the Nasdaq Small-Cap Market, the holders of Common Stock may find it difficult to obtain accurate quotations as to the market value of the Common Stock and may experience greater difficulties in attempting to sell the Common Stock than if it were listed on a stock exchange or quoted on the Nasdaq National Market or the Nasdaq Small-Cap Market.

         If the Common Stock is not traded on the Nasdaq National Market or the Nasdaq Small-Cap Market, and the market price of the Common Stock is less than $5.00 per share, the Common Stock would be classified as a "penny stock." As such the Common Stock would be subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of such securities to persons other than a person who qualifies as an "established customer" or an "accredited investor." Among these requirements is that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make certain special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to the Common Stock could adversely affect the market liquidity of such securities, which in turn may affect the ability of the holders of the Common Stock to resell the securities.

                                   THE COMPANY

         Unigene Laboratories, Inc. is a health-care oriented biopharmaceutical company that is engaged in research and production of cGMP Calcitonin and is planning to engage in the production and marketing in bulk of pharmaceutical grade Calcitonin. Certain statements under this caption constitute "forward-looking statements" under the Reform Act. See "Special Note Regarding Forward-Looking Statements." The Company's current business focus has shifted toward pharmaceutical production from its prior emphasis on pharmaceutical research. The Company has succeeded in combining its proprietary amidation process with bacterial recombinant DNA technology to develop a peptide hormone production process. The Company believes that its proprietary amidation process will be a key step in the more efficient and economical commercial production of certain peptide hormones with diverse therapeutic applications. Many of these hormones cannot be produced at a reasonable cost in sufficient quantities for clinical testing or commercial use by currently available production processes. Using its proprietary process, the Company has produced laboratory-scale quantities of seven such peptide hormones: human Calcitonin, salmon Calcitonin, human Growth Hormone Releasing Factor, human Calcitonin Gene-Related Peptide, human Corticotropin Releasing Factor, human Amylin and a human Magainin. During 1991, a study commissioned by the Company was prepared by a professor of chemical engineering at the Massachusetts Institute of Technology. The study evaluated the economics for producing Calcitonin and indicated that the Company's process for producing Calcitonin should reduce both the cost and time required for commercial production of multi-kilogram quantities by up to 95%.

         The Company's strategy is to develop proprietary products and processes with applications in human health-care, independently or in conjunction with pharmaceutical and chemical companies, in order to generate revenues from license fees, royalties and product sales in bulk. Generally, the Company seeks sponsors and licensees to provide research funding and assume responsibility for obtaining appropriate regulatory approvals, clinical testing, production and marketing of products derived from the Company's research activities. However, the Company may retain responsibility for clinical testing and applying for regulatory approval of certain products. To date, the Company has focused its efforts primarily on the manufacture and therapeutic delivery of salmon Calcitonin, a product that is used in the treatment of osteoporosis.

         The Company has developed a proprietary oral delivery technology which has successfully delivered Calcitonin into the blood stream of human subjects. The formulation, which is the subject of international patent applications, has been shown by clinical studies to reproducibly deliver significant measurable quantities of the hormone into the bloodstream. The Company believes that such a formulation may expedite the regulatory approval process for a Calcitonin pill because it should be easier to establish its performance efficacy as compared to a formulation that does not produce measurable Calcitonin blood levels. The Company has licensed its oral Calcitonin technology exclusively to the Parke-Davis division of Warner-Lambert Company. The Company believes that the components of the proprietary oral formulation will enable the delivery of peptides in addition to Calcitonin and it has initiated studies to investigate such possibilities.

         Since 1992, the Company has been producing and, from time to time, selling small quantities of research-grade salmon Calcitonin. During 1993, the Company began construction of a cGMP facility for the production of pharmaceutical-grade Calcitonin in leased premises located in Boonton, New Jersey which was mechanically completed during the fourth quarter of 1994. The facility will also produce the Company's proprietary amidating enzyme for use in producing Calcitonin. The current production capacity of the facility is between 0.5-1.0 kilogram of bulk Calcitonin per year. The Company is following conventional procedures to secure the approval of the facility by regulatory agencies that will allow the Company to manufacture its Calcitonin for human use. Although the facility was inspected by an independent consultant in early 1997 and found to be in compliance with cGMP guidelines, there can be no assurance that approval by such agencies will be obtained. In addition, there is no assurance that the facility production goals will be achieved, that there will be a market for the Company's products, that such production will be profitable to the Company, that others will not develop processes and products superior to, or otherwise precluding the commercial utilization of, the processes or products developed by the Company. Although the facility will initially be exclusively devoted to Calcitonin production, it would be suitable for producing other peptide hormone products in the future. The design of the facility is intended to allow for substantial increases in Calcitonin production utilizing the existing equipment and in March 1997, the Company announced that an improvement to its proprietary production process had been developed that can boost the Company's annual production of Calcitonin by at least fourfold. However, the successful commercialization of a Calcitonin product will require the Company to incur additional expenditures to expand or upgrade the Company's manufacturing operations to satisfy its supply obligations under the Warner-Lambert license agreement. There can be no assurance that there will be sufficient acceptance of the Company's products in the marketplace for successful commercialization. See "Risk Factors - Production Facility."

         In addition to obtaining approval of the facility by regulatory agencies, it is necessary to obtain regulatory approval in each country for human use of the Calcitonin to be produced in the facility. This requires various human and animal studies. The Company or its licensees then must apply to the appropriate regulatory agencies in the applicable jurisdiction for approval of the Company's Calcitonin for human use. The regulatory approval process for a pharmaceutical product may take a number of years and requires substantial resources. During 1996, the Company received authorization to proceed with pivotal clinical trials in the United States and the United Kingdom for its injectable form of Calcitonin under the name FORTICAL(R). These trials were completed in early 1997 and demonstrated that the Company's injectable FORTICAL product was bioequivalent to an injectable salmon Calcitonin product currently on the market.

         In September 1997, the Company's registration dossier for its FORTICAL Injection product was formally submitted to the European Union health authorities for approval. It was the Company's first product registration filing. The 14,000 page document was officially accepted for review by the Committee for Proprietary Medicinal Products and the review process has now commenced. The European dossier was filed under the recently-established centralized procedure, by which the product's approval would be obtained simultaneously in all of the 15 member nations of the European Union. In addition, an approved European dossier can be readily cited by regulatory authorities in many non-European nations, which could significantly reduce the registration requirements for FORTICAL, thereby accelerating product launch, in such countries. The Company has completed all clinical trials necessary to file a New Drug Application ("NDA") for injectable FORTICAL with the FDA and currently plans to file this application at a later date. Because the injectable Calcitonin market in Europe is larger than that in the U.S., the European dossier filing was a higher priority.

         The Company believes that the abbreviated clinical program it has been authorized to undertake will be sufficient to satisfy approval requirements in the United States and the European Union. The Company believes that the review process for the European dossier, and possibly other filings for its injectable Calcitonin product, may be shorter than that typically associated with a new drug submission because (i) the active ingredient is structurally identical to and biologically indistinguishable from the active ingredient in products already approved by many regulatory agencies, (ii) the formulation is essentially similar to the formulations used in similar, already approved products and (iii) the clinical trial program that was authorized was relatively brief and involved small numbers of subjects, so the amount of information that must be reviewed is far less than would have been compiled for a typical new drug submission. However, there can be no assurance that the necessary governmental approvals will be obtained or that they will be obtained on an expedited basis. See "Risk Factors - Government Regulation."

         Expanded consumer acceptance of Calcitonin pharmaceutical products will depend on the development of a consumer-accepted delivery system. A major pharmaceutical company received FDA approval during 1995 for the marketing of a nasal spray delivery system for Calcitonin, which could enlarge the United States market for Calcitonin. The Company, its licensees and others are conducting research on oral delivery systems for Calcitonin. There can be no assurance that suitable delivery systems will be developed or that governmental approval of such delivery systems will be obtained.

         In December 1995 and January 1996, the Company successfully tested a proprietary Calcitonin oral formulation in Phase I clinical trials in the United Kingdom. These studies indicated that the majority of those who received the oral Calcitonin showed levels of the hormone in blood samples taken during the trial which were greater than the minimum levels generally regarded as being required for maximum therapeutic benefit. The Company believes that these were the first studies to demonstrate that significant blood levels of Calcitonin could be observed in humans following oral administration of the hormone. In April 1996, the Company successfully conducted a third Phase I clinical trial in the United Kingdom which utilized lower Calcitonin dosages than in the prior two clinical trials. The results of this trial indicated that every test subject showed levels of the hormone in blood samples taken during the trial in excess of the minimum levels generally regarded as required for maximum therapeutic benefit. However, there can be no assurance that these results will be replicated in further studies. The Company has filed patent applications for its oral formulation with the U.S. Patent and Trademark Office. Under the terms of the agreement with Warner-Lambert Company, which has licensed the use of the Company's oral Calcitonin technology, Warner-Lambert has assumed responsibility for obtaining regulatory approval from the FDA and other regulatory agencies of an oral Calcitonin product using the Company's proprietary oral delivery technology. There can be no assurance that any of these patent applications will be approved, that Warner-Lambert will be successful in obtaining regulatory approval of an oral Calcitonin product or that Warner-Lambert and the Company will be successful in developing, producing or marketing an oral Calcitonin product.

         The Company is dependent on large pharmaceutical companies, having much greater resources than the Company, for revenues from sales of product, research sponsorship, joint ventures and licensing arrangements. In July 1997, the Company entered into an agreement under which it granted to the Parke-Davis division of Warner-Lambert Company a worldwide license to use the Company's oral Calcitonin technology. Upon execution of the agreement, the Company received $6 million in payments from Warner-Lambert, consisting of a $3 million licensing fee and a $3 million equity investment by Warner-Lambert (695,066 shares of Common Stock were purchased at a price of approximately $4.32 per share). In addition, the Company is eligible to receive up to an additional $48.5 million in milestone payments during the course of the development program if specified milestones are achieved, of which $15.5 million would be received prior to the commencement of Phase I clinical studies in the U.S. If the product is successfully commercialized, the Company also would receive revenue from the sale of raw material to Warner-Lambert and royalties on product sales by Warner-Lambert and its affiliates. The Company has retained the right to license the use of its technologies for injectable and nasal formulations of Calcitonin on a worldwide basis. Management is actively seeking other licensing and/or supply agreements with pharmaceutical companies for injectable and nasal forms of Calcitonin. However, there is no assurance that any additional revenue-generating agreements will be signed. See "Risk Factors - History of Losses; Auditors' Report - Going Concern Considerations; - Dependence on Large Pharmaceutical Companies; - Risks of International Operations."

         The  Company  is  currently  engaged  in  two  collaborative   research
programs. One, with Rutgers University College of Pharmacy, continues to investigate oral drug delivery technology for Calcitonin and other peptides. The second collaboration, performed in conjunction with Yale University, is investigating novel applications for certain amidated peptide hormones, including Calcitonin gene-related peptide ("CGRP"). In 1996, the Company reported that CGRP accelerated bone growth and prevented bone loss in an animal model system. However, there can be no assurance that CGRP will have the same effect in humans.

         The Company has established a multi-disciplinary team to adapt proprietary amidation, biological production and oral delivery technologies to the development of proprietary products and processes. The Company, at November 30, 1997, had 69 full-time employees, including 26 research and development personnel and 32 production personnel. Ten employees have Ph.D. degrees in the fields of molecular biology, microbiology, biochemistry, pharmacology or organic chemistry. The Company's employees have expertise in molecular biology, including DNA cloning, synthesis, sequencing and expression; protein chemistry, including purification, amino acid analysis, synthesis and sequencing proteins; immunology, including tissue culture, monoclonal and polyclonal antibody production and immunoassay development; chemical engineering; pharmaceutical production; quality assurance; and quality control. None of the Company's employees is covered by a collective bargaining agreement.

         The Company was incorporated under the laws of the State of Delaware in November 1980. Its executive offices and laboratory facilities are located at 110 Little Falls Road, Fairfield, New Jersey, 07004, and its telephone number is
(973) 882-0860.

                              SELLING SHAREHOLDERS


         The 490,000 shares of Common Stock offered hereby were issued to the Selling Shareholders in February 1997 in exchange for the surrender of certain contractual rights held by the Selling Shareholders under the terms of an agreement pursuant to which the Company issued its 9.5% Senior Secured Convertible Debentures (the "Debentures") to the Selling Shareholders. Specifically, the shares offered hereby were issued in consideration for the cancellation of an obligation of the Company under the agreement to pay the Selling Shareholders a fee equal to 2% of the sum of the market value as of December 31, 1998 of all of the Company's outstanding shares of Common Stock, plus the principal amount of all outstanding debt of the Company, less its cash on deposit, up to a maximum fee of $3 million. In connection with the transaction, the Company agreed to register the shares for resale under the Securities Act and to keep the registration statement effective for a period of three years from the date of issuance of the shares.

         In addition to the shares of Common Stock offered hereby, the Selling Shareholders own, or may immediately acquire upon conversion of the Debentures or the exercise of certain outstanding warrants (the "March Warrants"), an aggregate of 674,148 shares of Common Stock (collectively, the "March Shares"). The Debentures and the March Warrants were issued to the Selling Shareholders in a private transaction completed in March 1996. All of the March Shares are registered for resale by the Selling Shareholders under the Securities Act (Registration Statement No. 333-04557).

         The Selling Shareholders also own, or may immediately acquire upon the exercise of certain outstanding Class C and Class D warrants, an aggregate of 136,902 shares of Common Stock (collectively, the "October Shares"). The Selling Shareholders purchased such warrants and a portion of such shares from the Company in a private placement of detachable units (the "Units") completed in

October 1996. Each Unit consisted of (i) one share of Common Stock, (ii) one quarter of a Class C warrant, each whole Class C warrant exercisable immediately to purchase one share of Common Stock, and (iii) one quarter of a Class D warrant, each whole Class D warrant exercisable immediately to purchase one share of Common Stock. All of the October Shares are registered for resale by the Selling Shareholders under the Securities Act (Registration Statement No. 333-18079).

         Other than as described above, neither of the Selling Shareholders has had any position, office or other material relationship with the Company or any of its predecessors or affiliates within the past three years. The following table sets forth as of November 30, 1997, with respect to each Selling
Shareholder:   name,  number  of  shares  of  Common  Stock  beneficially  owned
(including shares issuable upon the exercise of outstanding warrants and Debentures), number of shares of Common Stock being offered and number of shares of Common Stock to be held following the offering, assuming the sale of all of the shares of Common Stock offered hereby. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein or to disclose the names and relationships to the Company of additional Selling Shareholders who are transferees of Common Stock from the Selling Shareholders named below and the holdings of Common Stock of such additional Selling Shareholders.

                                     Beneficial Ownership of            Shares of Common        Beneficial Ownership of
                                       Common Stock Prior to              Stock Being             Common Stock After
                                           Offering                        Offered                    Offering
                                     ------------------------          ---------------      -------------------------
Name                                 Number        Percent(1)              Number              Number           Percent
----                                 ------        ----------              ------              ------           -------
Nelson Partners(4)                   996,907          2.5                378,638(2)           618,269             1.6
Olympus Securities, Ltd.(4)          304,143           *                 111,362(3)           192,781              *

--------------------
* Less than one percent.

(1) Calculated on the basis of 38,510,222 shares of Common Stock outstanding on November 30, 1997.

(2)  Does not include 618,269 shares offered for resale by Nelson Partners under
     the  Company's   Registration   Statement  No.  333-04557  or  Registration
     Statement No. 333-18079.

(3)  Does not include  192,781 shares offered for resale by Olympus  Securities,
     Ltd.  under  the  Company's   Registration   Statement  No.   333-04557  or
     Registration Statement No. 333-18079.

(4) Citadel Limited Partnership is the managing general partner of Nelson Partners ("Nelson") and the trading manager of Olympus Securities, Ltd. ("Olympus") and as such has voting and investment discretion with respect to all shares owned by Nelson and Olympus. Shares shown as owned by Nelson do not include any shares owned by Olympus. Shares shown as owned by Olympus do not include any shares owned by Nelson.

                              PLAN OF DISTRIBUTION

         The purpose of this Prospectus is to permit the Selling Shareholders, if they desire, to dispose of some or all of the Common Stock covered by this Prospectus at such times and at such prices as they choose. Whether sales of shares will be made, and the timing and amount of any sale made, is within the sole discretion of the Selling Shareholders.

         The Common Stock covered by this Prospectus may be offered for sale from time to time by the Selling Shareholders to or through underwriters or directly to other purchasers or through agents in one or more market transactions, in one or more private transactions or in a combination of such methods of sale, at prices then prevailing, at prices related to such prices or at negotiated prices. Such methods of distribution may include, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Common Stock as agent, but may position and resell a portion of the block as a principal to facilitate the transaction; (b) purchases by a broker-dealer as a principal and resale by such broker-dealer for its own account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker or dealer. This Prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

         In connection with distributions of the Common Stock or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell Common Stock short and redeliver the shares to close out such short positions. The Selling Shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or financial institution of the Common Stock offered hereby, which Common Stock such broker-dealer or other financial institutions may resell pursuant to this Prospectus (as amended or supplemented to reflect such transaction). The Selling Shareholders also may pledge the shares registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Common Stock pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Common Stock covered by this Prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders in amounts to be negotiated in connection with sales pursuant hereto. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

         Certain costs, expenses and fees in connection with the registration of the Common Stock will be borne by the Company. Commissions, discounts and transfer taxes, if any, attributable to the sales of the Common Stock will be borne by the Selling Shareholders. The Selling Shareholders have agreed to indemnify the Company or any underwriter, as the case may be, and any of their respective affiliates, directors, officers, employees, agents and controlling persons, against certain liabilities in connection with the offering of the Common Stock pursuant to this Prospectus, including liabilities arising under the Securities Act. In addition, the Company has agreed to indemnify the Selling Shareholders or any underwriter, as the case may be, and any of their respective affiliates, directors, officers, employees, agents and controlling persons, against certain liabilities in connection with the offering of the Common Stock pursuant to this Prospectus, including liabilities arising under the Securities Act.

         The Company has agreed to supply the Selling Shareholders with such number of copies of this Prospectus as they may reasonably request. The Selling Shareholders will in all cases be responsible for complying with the prospectus delivery requirements of Section 5(b)(2) of the Securities Act in connection with the offering and sale of the Common Stock.

                                  LEGAL MATTERS

         Certain legal matters in connection with the shares of Common Stock offered hereby are being passed upon for the Company by Covington & Burling, Washington, D.C.


                                     EXPERTS

         The audited financial statements of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference in this Prospectus have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution*

         The expenses  payable by the Registrant in connection with the issuance
and  distribution  of  the  securities  being  registered   hereby  (other  than
underwriting discounts and commissions) are set forth below:


         Securities and Exchange Commission Registration Fee........ $   339
         Nasdaq Listing Fee.........................................   9,800
         Accounting Fees and Expenses...............................   2,500
         Legal Fees and Expenses....................................   5,000
         Registrar and Transfer Agent's Fees and Expenses...........     500
         Miscellaneous Expenses.....................................     500
         Printing Costs.............................................     250
                                                                     -------
         Total                                                       $18,889
---------------

* Except for the Securities and Exchange Commission registration fee and the Nasdaq listing fee, all expenses are estimated.


Item 15.  Indemnification of Directors and Officers

         Article VI of the Company's By-Laws requires the Company to indemnify each of its directors and officers to the extent permitted by the Delaware General Corporation Law (the "DGCL"). Section 145 of the DGCL provides that a corporation may indemnify any person, including any officer or director, who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 also provides that a corporation may indemnify any person, including any officer or director, who was or is a party or who is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court of competent jurisdiction shall determine that such indemnity is proper. To the extent that a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation is required under the DGCL to indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

         The Company's Certificate of Incorporation provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) any transaction from which the director derived an improper personal benefit, or (iv) payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.

Item 16.  Exhibits

4.1 Certificate of Incorporation and Amendments to Certificate of Incorporation (incorporated by reference to Exhibits 3.1 and 3.1.1 to Company's Registration Statement No. 33-6877 on Form S-1).
4.2 Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).
4.3 By-Laws (incorporated by reference to Exhibit 4.2 to Company's Registration Statement No. 33-04557 on Form S-3).
4.4 Letter Agreement, dated February 7, 1997, among the Company, Nelson Partners and Olympus Securities, Ltd. (incorporated by reference to Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997).
4.5 Registration Rights Agreement, dated October 11, 1996, among the Company, BT Securities Corporation and the purchasers named therein (incorporated by reference to Exhibit 1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996).
5.1 Opinion of Covington & Burling as to the legality of the shares being registered.
23.1 Consent of KPMG Peat Marwick LLP.
23.2 Consent of Covington & Burling (included in opinion filed as Exhibit 5.1).
24.1 Powers of Attorney of Directors of Unigene Laboratories, Inc. (included on page II-4).

Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   Registration
                  Statement:

                  (i)      To  include  any   prospectus   required  by  section
                           10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers or controlling persons of the Registrant by charter, by-law, contract, statute or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Fairfield, New Jersey, on the 30th day of December, 1997.


                                                    UNIGENE LABORATORIES, INC.


                                                    By /s/ WARREN P. LEVY
                                                       ------------------
                                                       Warren P. Levy, President


         KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Warren P. Levy and Ronald S. Levy or either of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute and file any or all amendments to this Registration Statement (including, without limitation, post-effective amendments and any amendment or amendments increasing the amount of securities for which registration is being sought) with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may lawfully do or cause to be done.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



Signature                                        Title                                Date
---------                                        -----                                ----
/s/ WARREN P. LEVY                       Director, President (principal           December 30, 1997
-----------------                        executive officer)
Warren P. Levy


/s/ RONALD S. LEVY                       Director, Vice President                 December 30, 1997
------------------
Ronald S. Levy


/s/ JAY LEVY                             Chairman of the Board of                 December 30, 1997
------------                             Directors, Treasurer (principal
Jay Levy                                 financial and principal accounting
                                         officer)


/s/ ROBERT RUARK                         Director                                 December 30, 1997
----------------
Robert Ruark


/s/ GEORGE M. WEIMER                     Director                                 December 30, 1997
--------------------
George M. Weimer


/s/ ROBERT F. HENDRICKSON                Director                                 December 30, 1997
-------------------------
Robert F. Hendrickson